Exhibit 10.8
Trinity Industries, Inc.
Director Compensation
Summary Sheet as of December 4, 2024

On December 4, 2024, the Board of Directors approved the following compensation for non-employee directors, effective in 2025:

•Board member annual cash retainer - $85,000
•Board member annual equity compensation - $138,000, using share price on the date of the grant as the basis for awards
•Independent Chairman of the Board - annual retainer of $150,000, to be paid in cash and/or equity as selected by the Chairman
•Chairs of the Audit Committee and the Human Resources Committee – annual cash retainer of $20,000
•Chairs of the Corporate Governance and Directors Nominating Committee and the Finance and Risk Committee – annual cash retainer of $15,000
•Members of the Audit Committee – annual cash retainer of $10,000
•Members of the Corporate Governance and Directors Nominating Committee, the Human Resources Committee, and the Finance and Risk Committee – annual cash retainer of $7,500